BUY SMART STORAGE SOLUTIONS CORP.

6124 PASADENA POINT BLVD S

GULFPORT, FL 33707

Board Meeting:

 January 23, 20017

Mr. John Ingram, Chief Executive Officer

Mr. Ben Rudd, Executive Vice President

6124 PASADENA POINT BLVD S

GULFPORT, FL 33707

Re:  BUY SMART STORAGE SOLUTIONS CORP SPECIAL MEETING

Dear Gentlemen:

Please take notice of a Special Meeting of the Board of directors being called by Chairman, John Ingram, pursuant to Buy Smart By-laws, ARTICLE II, Section 2.03. Said meeting will be held at 6124, Pasadena Point Blvd S, Gulfport, FL 33707, on Monday, January 23, 2017 at 12:00 p.m.

The purpose of the meeting is as follows:

- To issue 5 Million common shares to each of the following directors:

(A) John Ingram, the Chief Executive Officer.

(B) Ben Rudd, Executive, the Vice President

- To authorize filing form 1-A with the SEC.

Pursuant to the aforesaid bylaws the board as adopted the following:

- Buy Smart Storage Solution Corp., has unanimously agreed to authorize the issuance of shares common shares, and to authorize the Regulation “A” filing under the JOBS act and offer its shares to the public.

Chair, John Ingram, agreed.

________________________

/s/John Ingram

John Ingram

Meeting adjourned at 12:15 p.m.

Minutes submitted by Secretary, Ken Pomeroy

______________________________________

/s/ ken Pomeroy

Ken Pomeroy

Yours truly,

/s/John Ingram

By: John Ingram

CEO